AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT to the Fund Accounting Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into as of the last date on the signature block, by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”) and effective as of the last date on the signature block.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a new series to the Trust, and;

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit L is hereby superseded and replaced with Amended Exhibit L attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: Christopher E. Kashmerick	Name: _____________________________

Title: President	Title: ______________________________

Date: ____________________________	Date: ______________________________

Amended Exhibit L to the Trust for Advised Portfolios Fund Acounting Servicing Agreement

Name of Series
Soundwatch Covered Call ETF
Soundwatch Hedged Equity ETF
Base Fee for Accounting, Administration, Transfer Agent, & Account Services
The following reflects the greater of the basis point fee or annual minimum¹ where Soundwatch Capital, LLC (the "Adviser") acts as investment adviser to the fund(s) in the same registered investment company.
Annual Minimum per Fund²    Basis Points on Trust AUM²
$ __ for Funds 1-5     __ on the first $ __
$ __for Funds 6-10     __ on the next $ __
$ __for Funds 11+     __ on the next $ __
    __ on the balance

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

¹ Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, Adviser would owe U.S. Bank up to 50% of $ __ ($ __admin/acct/ta + $ __Custody + $ __ Distributor).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

² Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

APPENDIX A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

■$ __- Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$ __ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■$ __- Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Government and Agency Bonds, and High Yield Bonds.
■$ __- Bank Loans
■$ __Intraday money market funds pricing, up to 3 times per day
■$ __per Month Manual Security Pricing (>25 per day)

■Derivative Instruments are generally charged at the following rates:
●$ __- Interest Rate Swaps, Foreign Currency Swaps
●$ __ - Swaptions
●$ __- Credit Default Swaps

Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDO and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements
Corporate Action Factor Services

Fee for ICE data used to monitor corporate actions

■$ __per Foreign Equity Security per Month
■$ __ per Domestic Equity Security per Month
■$ __per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
■$ __for the first fund (subject to Board approval)
■$ __for each additional fund 2-5 (subject to change based on Board review and approval)
■$ __for each fund over 5 funds
■$ __ per sub-adviser per fund (capped at $__per sub-adviser over the fund complex)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Per adviser relationship, and subject to change based upon board review and approval.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
■$ __ per security per month for fund administrative
SEC Modernization Requirements
■$ __per year, per Fund - Form N-PORT
■$ v per year, per Fund - Form N-CEN

Section 15(c) Reporting
■$ __per fund per standard reporting package*
■Additional 15c reporting is subject to additional charges
■Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting
●Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
●Performance reporting package: Peer Comparison Report
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX B - OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Daily Compliance Services
■$ __per fund per year - Base fee
■$ __per fund group - Setup
Section 18 Daily Compliance Testing (for derivatives and leverage)
■$ __set up fee per fund complex
■$ __ per fund per month
C- Corp Administrative Services
■$ __plus U.S. Bank Fee Schedule - 1940 Act C-Corp
■$ __plus U.S. Bank Fee Schedule - 1933 Act C-Corp
Controlled Foreign Corporation (CFC)
■$ __plus U.S. Bank Fee Schedule
Fees for Special Situations:
■Fee will be assessed.
Rule 2a-5 Reporting (valuation reporting and support):
■$ __per fund
Customized delivery of data:
■TBD
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
■$ __per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
■$ __per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
■$ __per additional return - State tax returns - (First two included in core services)
Tax Reporting - C-Corporations
Federal Tax Returns
■$__- Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
■Included in the return fees - Prepare Federal and State extensions (If Applicable)
■$ __Per estimate - Prepare provision estimates

State Tax Returns

■$ __per state return - Prepare state income tax returns for funds and blocker entities
●$ __per state return - Sign state income tax returns

Assist in filing state income tax returns- Included with preparation of returns
■$ __per fund - State tax notice consultative support and resolution

Fees are calculated pro rata and billed monthly

Advisor’s signature as acknowledgement of the fee schedule on Amended Exhibit M is not needed. Soundwatch Capital, LLC signed the fee schedule proposal, dated March 24, 2022, on April 7, 2022.